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Exhibit 5.1


TeleTech Holdings, Inc.
9197 S. Peoria Street
Englewood, CO 80112

James B. Kaufman
Executive Vice President, General Counsel
And Secretary

September 19, 2001


Ladies and Gentlemen:

I refer to the Form S-8 Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended, to be filed by TeleTech Holdings, Inc., a Delaware corporation (the "Company") with the Securities and Exchange Commission (the "Commission') on September 19, 2001. The Registration Statement covers 600,000 shares of $.01 par value per share Common Stock of the Company (the "Shares") which may be issued from time to time in connection with the TeleTech Holdings, Inc. Amended and Restated Employee Stock Purchase Plan.

I have made such legal and factual examinations and inquiries as I have deemed advisable for the purpose of rendering this opinion. I am familiar with the proceedings taken and proposed to be taken in connection with the authorization, issuance and sale of the Shares, and upon issuance thereof in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement

Very truly yours,

/s/ James B. Kaufman
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James B. Kaufman